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                                                                   EXHIBIT 11(B)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 22 to the registration statement on Form N-1A (the "Registration Statement") of Schwab Capital Trust of our report dated December 5, 1997, relating to the financial statements and financial highlights appearing in the October 31, 1997 Annual Reports to Shareholders of Schwab International Index Fund, Schwab Small-Cap Index Fund, and Schwab S&P 500 Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Financial Information" in the Statement of Additional Information.


/s/ Price Waterhouse LLP

San Francisco, California
December 29, 1997